Exhibit 99.2

CULP ELECTS NEW MEMBER TO BOARD OF DIRECTORS

HIGH POINT, N.C. (March 5, 2025) ─ Culp, Inc. (NYSE: CULP) (“CULP” or the “company”), a leading marketer of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture, today announced the election of William L. Tyson to its Board of Directors.

Mr. Tyson brings to the company over 30 years of experience across the investment banking and capital markets and has served in executive leadership and strategic development roles for some of the largest banks and financial institutions in the country. Mr. Tyson most recently served as head of Mergers & Acquisitions (M&A) within the Investment Banking Group of Fifth Third Capital Markets from 2021 until his retirement in December 2024, where he was responsible for the strategic direction of the M & A and Investment Banking platform within the Capital Markets division and for driving non-organic growth initiatives. Mr. Tyson also held the positions of Executive Vice President, Co-head of Capital Markets and Senior Vice President, Co-head of Capital Markets during his tenure with Fifth Third that began in 2016. Prior to that, he served as Senior Managing Director and Co-Head of Investment Banking and in various other senior leadership roles during an approximately 18-year tenure with BB&T Capital Markets (and its predecessor, Scott & Stringfellow). He previously headed Wheat First Butcher Singer’s Furnishings, Consumer and Industrial Growth Industry Practices and served as a Vice President with Wachovia Corporation.

During his career, Mr. Tyson advised on over 300 capital financing transactions across the public and private markets, including numerous transactions in the home furnishings and textile industries and several transactions involving the company. Mr. Tyson has also served on numerous professional boards and committees, including past service as president of the Virginia Athletics Foundation Board of Trustees and president of the McIntire School of Commerce Advisory Board.

Frank Saxon, Chairman of the company’s Board of Directors, commented, “Bill is a seasoned capital markets professional who knows our industry well. We are excited to bring his wealth of expertise and leadership experience to our Board of Directors and believe he will add valuable perspective as we continue to execute on our strategy, drive growth across our businesses, and enhance value for our stakeholders."

About the Company

Culp, Inc. is one of the largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture in North America. The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers. Culp has manufacturing and sourcing capabilities located in the United States, China, Haiti, Turkey, and Vietnam.

Investor Relations Contact

Ken Bowling, Executive Vice President, Chief Financial Officer, and Treasurer:

(336) 881-5630

krbowling@culp.com